       EX-10.28-1
                                                                    R&W DRAFT
                                                                      2/10/95







                    AMENDED AND RESTATED AGREEMENT REGARDING
                            STOCK AND OTHER MATTERS


          THIS AMENDED AND RESTATED AGREEMENT REGARDING STOCK AND OTHER MATTERS ("Agreement") is entered into as of February 14, 1995 by and between GREAT DANE HOLDINGS INC., a Delaware corporation ("Holdings") and BANKAMERICA BUSINESS CREDIT, INC., a Delaware corporation ("BABC"), as "Agent" under and as defined in the Loan and Security Agreement referred to below.


                             PRELIMINARY STATEMENT

          A. Great Dane Trailers, Inc., a Georgia corporation ("GDT"), is the legal and beneficial owner of all of the issued and outstanding capital stock of Great Dane Los Angeles, Inc., a Georgia corporation ("GDLA") and Great Dane Trailers Tennessee, Inc., a Tennessee corporation ("GDTT") (GDT, GDLA and GDTT are hereinafter sometimes collectively referred to as the "Borrowers").

          B. GDT, GDTT and certain other former subsidiaries of GDT (collectively, the "Original Borrowers"), the financial institutions signa-

tory thereto (the "Lenders") and Security Pacific Business Credit ("SPBC"), as agent for the Lenders, entered into that certain Loan and Security Agreement dated as of March 21, 1990 (as amended or otherwise modified from time to time, the "Original Loan Agreement") pursuant to which the Agent and the Lenders agreed to make certain loans, extensions of credit and other financial accommodations to the Original Borrowers.

          C. Simultaneously with the execution and delivery of the Original Loan Agreement, International Controls Corp., a Florida corporation ("ICC"), and the legal and beneficial holder of all of the issued and outstanding stock of GDT, entered into that certain Agreement Regarding Stock and Other Matters (the "Original Stock Agreement"), pursuant to which ICC acknowledged, among other things, that it derived direct and indirect economic benefit from the financial accommodations made to the Original Borrowers under the Original Loan Agreement.

          D. In October, 1994, ICC was reincorporated in the State of Delaware through a merger with its wholly-owned subsidiary, Holdings, with Holdings being the surviving corporation.

          E. As of February 14, 1995, SPBC, Lenders, Borrowers and BABC entered into a Succession Agreement pursuant to which the Lenders have appointed, and the Borrowers have consented to the appointment of, BABC as successor Agent under the Original Loan Agreement and the other Loan Documents (as defined in the Original Loan Agreement).

          F. Simultaneously with the execution and delivery of this Agreement, the Borrowers, the Lenders and BABC as Agent for the Lenders are

       EX-10.28-2

entering into that certain Amended and Restated Loan and Security Agreement dated as of even date herewith (as it may be amended or otherwise modified from time to time, the "Loan Agreement") pursuant to which the Agent and Lenders agree to make or renew, extend and amend, as applicable, certain loans, extensions of credit and other financial accommodations to the Borrowers. All capitalized terms used herein and not otherwise defined herein are used herein as defined in the Loan Agreement.

          G. Holdings will derive direct and indirect economic benefit from the loans, extensions of credit and other financial accommodations made to the Borrowers under the Loan Agreement.

          NOW, THEREFORE, in consideration of the premises set forth above and in order to induce the Agent and the Lenders to make loans and other financial accommodations under the Loan Agreement, the parties hereby agree as follows:

          SECTION 1. REPRESENTATIONS AND WARRANTIES. Holdings hereby represents and warrants to the Lenders and the Agent that:

          1.1 AUTHORIZATION, VALIDITY AND ENFORCEABILITY. Holdings has the corporate power and authority to execute, deliver and perform the Loan Documents to which Holdings is a party. Holdings has taken all necessary corporate action (including, without limitation, obtaining approval of its stockholders, if necessary) to authorize its execution, delivery and performance of the Loan Documents to which it is a party. No consent, approval, or authorization of, or declaration or filing with, any Public Authority and no consent of any other Person is required in connection with the execution, delivery and performance by Holdings of the Loan Documents to which Holdings is a party. The Loan Documents to which Holdings is a party have been duly executed and delivered by Holdings and constitute the legal, valid and binding obligations of Holdings enforceable against Holdings in accordance with their respective terms. The execution, delivery and performance by Holdings of the Loan Documents to which Holdings is a party and, in the case of CLAUSE (a) below, the Loan Documents by each of the Borrowers which is a party thereto, do not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of Holdings by reason of the terms of (a) any contract, indenture, mortgage, lease, agreement or instrument to which Holdings is a party or which is binding upon Holdings, (b) any Requirements of Law applicable to Holdings or (c) the Certificate or Articles of Incorporation or By-laws of Holdings.

          1.2 ORGANIZATION AND QUALIFICATION. Holdings (a) is duly incorporated and organized and validly existing in good standing under the laws of the State of Delaware, (b) is qualified to do business as a foreign corporation and is in good standing in Florida and Michigan which are the only jurisdictions in which qualification is necessary in order for Holdings to own or lease its property and conduct its business and (c) has all requisite power and authority to conduct its business and to own its property.

          1.3 RESTRICTIVE AGREEMENTS. Holdings is not a party to any contract or agreement which restricts Holdings' or any of the Borrowers' ability to execute, deliver and perform the Loan Documents to which Holdings or any Borrower is a party, or which restricts the Borrowers' ability to repay the Obligations or which could reasonably be expected to have a Material Adverse Effect.

       EX-10.28-3

          1.4 TAXES. Holdings and its Subsidiaries have filed all tax returns and other reports which Holdings and its Subsidiaries were required by law to file on or prior to the Closing Date and have paid all taxes, assessments, fees and other governmental charges, and penalties and interest, if any, against any of them or their respective property, income, or franchise, that are due and payable as shown on such return except for such taxes, assessments, fees and other governmental charges, and penalties and interest which are being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves are maintained, and no Lien, other than a Permitted Lien, results from such non-payment.

          1.5 DISCLOSURE. Neither this Agreement nor any document or statement furnished to the Agent or any of the Lenders by or on behalf of Holdings contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not materially misleading.

          1.6  CAPITAL STOCK OF GDT.

          (a) Holdings is the sole, direct, legal and beneficial owner of the shares of capital stock of GDT set forth on SCHEDULE 1.6 attached hereto and the voting rights associated therewith. Such shares constitute all of the issued and outstanding shares of capital stock of GDT (such shares, together with any shares of GDT hereafter acquired by Holdings, are hereinafter collectively referred to as the "Restricted Shares");

          (b)  The Restricted Shares are free and clear of all Liens;

          (c) The Restricted Shares have been duly authorized and validly issued and are fully paid and nonassessable;

          (d) There are no restrictions upon the voting rights associated with any of the Restricted Shares; and

          (e) There are no warrants or other rights or options issued or outstanding in connection with any of the Restricted Shares.

          SECTION 2.  GENERAL COVENANTS.  Holdings covenants and agrees that:

          2.1 TRANSFERS AND LIENS. Holdings will not (a) sell, assign, transfer, convey or otherwise dispose of, or grant any option with respect to, any of the Restricted Shares, or enter into an agreement to do any of the foregoing, without the prior written consent of the Agent and the Majority Lenders; or (b) create or permit to exist any Lien with respect to all or any part of the Restricted Shares, without the prior written consent of the Agent and the Majority Lenders.

          2.2 PERMITTED TRANSFERS AND LIENS. In the event any sale, assignment, transfer, conveyance or other disposition under SECTION 2.1(a) above is consented to by the Agent and the Majority Lenders, as a condition to any such disposition, each transferee shall, prior to such disposition, agree in writing to be bound by the terms of this Agreement.

          2.3 LEGEND. Each certificate representing shares of the Restricted Shares shall at all times contain a legend in the form of EXHIBIT A attached hereto.

       EX-10.28-4

          2.4 INTERCOMPANY LOANS. Prior to or simultaneously with its receipt, directly or indirectly, of the proceeds of any loan, advance or other financial accommodation made for the purpose, directly or indirectly, of financing any Redemption pursuant to a Tender Offer or an Exchange Offer, Holdings will deliver or cause to be delivered to the Agent the following, each in form and substance reasonably satisfactory to the Agent:

          (a) written representations and warranties of Holdings to the Lenders and the Agent to the effect that (1) as of the date of such loan, advance or other financial accommodation and Redemption, each of the Tender Offer Documents or Exchange Offer Documents, as applicable, if required to be filed with the Securities and Exchange Commission ("SEC") or other securities authority complied in all material respects with the provisions of the Securities Exchange Act and the rules and regulations thereunder and all other Requirements of Law; and (2) the Tender Offer Documents or Exchange Offer Documents, as applicable, as of the time they were distributed to security holders and all times subsequent thereto, did not and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; in each case together with the written indemnity of Holdings for damages, costs and expenses incurred by any Secured Creditor resulting from the breach, in any material respect, of any such representation and warranty of Holdings; and

          (b) a favorable opinion of counsel for Holdings addressed to the Lenders and the Agent to the effect that (1) the representations, warranties and indemnity referred to in SECTION 2.4(a) were duly authorized, executed and delivered and are (subject to (x) customary creditors' rights and equitable remedies exceptions and (y) with respect to such indemnity, considerations of public policy) enforceable against Holdings in accordance with their terms; (2) to such counsel's know-

     ledge, no action has been taken by any competent authority which restrains, prevents or imposes any material adverse condition upon, or seeks to restrain, prevent or impose any material adverse condition upon, such Tender Offer or Exchange Offer, as applicable; (3) the Tender Offer Documents or Exchange Offer Documents, as applicable, if required to be filed by Holdings with the SEC in connection with the Tender Offer or Exchange Offer, as applicable, and other relevant documents required thereby (except for the financial and statistical data contained or incorporated by reference therein, as to which such counsel expresses no opinion) at all relevant times complied as to form in all material respects with the applicable requirements of the Securities Exchange Act and Securities Act and the rules and regulations thereunder; (4) such Tender Offer Documents or Exchange Offer Documents, as applicable, if required to be filed with the SEC, have been duly filed by Holdings with the SEC; and (5) during the course of the preparation of the Tender Offer Documents or Exchange Offer Documents, as applicable, such counsel participated in conferences and discussions with various officers and other representatives of Holdings and its Affiliates, at which the contents of the Tender Offer Documents or Exchange Offer Documents, as applicable, were discussed; although such counsel has made no special investigation of representations made by officers and other representatives of Holdings and its Affiliates and has not verified and is not passing upon and assumes no responsibility for the accuracy, completeness or fairness of the statements contained in the Tender Offer Documents or Exchange Offer Documents, as applicable, based upon such counsel's participation in such conferences and discussions, and relying

       EX-10.28-5

     as to materiality upon officers and other representatives of Holdings and its Affiliates, such counsel advises the Lenders and Agent that no facts have come to such counsel's attention which lead such counsel to believe that, at any relevant time, the Tender Offer Documents or Exchange Offer Documents, as applicable, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (it being understood that such counsel expresses no view with respect to the financial statements and related notes, statistical and accounting data contained or incorpo-

     rated by reference in the Tender Offer Documents or Exchange Offer Documents, as applicable); and such opinion shall also cover such other matters with respect to Holdings' corporate organization, existence, good standing and related issues as the Agent may reasonably require; and

          (c) such other documents and instruments as the Agent may reasonably require.

          2.5 TRANSFER OF FUNDS. Holdings acknowledges and agrees that the ability of Borrower to transfer any funds to Holdings, whether in a Distribution or otherwise, is subject to the terms and provisions of the Loan Agreement.

          2.6 NOTICE; PROJECTIONS. In the event that any required sinking fund payments due prior to the Termination Date are not paid in full by February 14, 1996, Holdings shall, no later than February 15, 1996, deliver to the Agent consolidated projected balance sheets, statements of income and expenses, and statements of cash flow for Holdings and its Subsidiaries as at the end of and for each month of 1996. In addition, in the event that Holdings reasonably believes that it will not be able to make any required sinking fund payment in any Fiscal Year, it shall notify the Agent of the same promptly, and in no event later than the earlier of (a) two (2) months (or, if earlier, the date on which such information is made available to Holdings by its independent certified public accountants) prior to the first day of such Fiscal Year or (b) in the event any sinking fund payment is due or any other day other than August 1, nine (9) months prior to such date. In the event such notice is given, Holdings shall, no later than February 15 of the Fiscal Year during which it believes it will not be able to make the sinking fund payment, deliver the same projected statements described in the preceding sentence for such Fiscal Year.

          SECTION 3.  TAX COVENANTS.

          Holdings covenants and agrees that:

          Holdings shall not permit the Borrowers or any of their Subsidiaries to file or consent to the filing of any consolidated tax return with any Person (other than the Borrowers or any of their Subsidiaries or such other Person as may be reasonably acceptable to the Lenders); PROVIDED, HOWEVER, so long as the Borrowers and their Subsidiaries are members of an "affiliated group" (as defined in Section 1504 of the Code) with Holdings (the "Affiliated Group"), for all taxable years in which the Borrowers are a member of the Affiliated Group and for which Holdings files consolidated federal income tax returns and consolidated state income tax returns or state income tax returns based on combined reporting where such returns are required under or permitted under applicable state rules and regulations for the Affiliated Group, the Borrowers may file consolidated tax returns with

       EX-10.28-6

Holdings and pay to Holdings, the amount of the consolidated federal and the state income tax liabilities of the Affiliated Group as set forth below:

          (a) DETERMINATION OF FEDERAL INCOME TAX LIABILITY. For each "Year" (as defined below) or part thereof with respect to which Holdings files a consolidated federal income tax return and the Borrowers are members of the Affiliated Group, the Borrowers have agreed to determine their consolidated federal income tax liability for such Year as if the Borrowers had filed their own separate consolidated federal income tax return, such determination to include any benefit resulting from the carry-forward of ordinary losses, capital losses and tax credits of the Borrowers (regardless of whether such losses or credits have been utilized by the Affiliated Group to offset taxable income or taxes of the Affiliated Group) from the current or a prior year. For purposes of this SECTION 3(a) "Year" shall mean the taxable year adopted by the Affiliated Group for federal income tax purposes.

          (b) PAYMENT OF THE BORROWERS' TAX LIABILITY TO HOLDINGS. The Borrowers may pay the lesser of (a) their federal income tax liability deter-

mined under SECTION 3(a) (or, until such time as final numbers are available, estimates thereof) or (b) the amount of federal income tax expense Holdings must pay in cash as shown on IRS form 1120 (or, until such time as final numbers are available, estimates thereof), at such times as shall be requested by Holdings, but not more frequently than quarterly; PROVIDED THAT, with respect to the second quarter of any year the Borrowers may pay two installments in accordance with their past practices. If, as a result of estimated payments, the Borrowers pay to Holdings or directly to the taxing authority for a Year an amount in excess of the lesser of (a) the amount determined under SECTION 3(a) plus $100,000, or (b) the amount permitted to be paid by this SECTION 3(b), Holdings shall refund to the Borrowers the amount of such excess no later than the date upon which Holdings files the consolidated federal income tax return for the Affiliated Group. Holdings shall deliver such documents as the Agent shall reasonably require to demonstrate compliance with this SECTION 3.

          (c) FILING OF CONSOLIDATED RETURNS. Holdings shall be responsible for the filing of all consolidated federal income tax returns for the Affiliated Group and for the timely payment or collection of any tax or refund in connection with such consolidated returns. Holdings shall also be responsible for computing the Borrowers' federal income tax liability under
SECTION 3(a) and for giving timely notice to the Borrowers of any amounts payable pursuant to this SECTION 3.

          (d) STATE OR LOCAL INCOME TAX. For each Year with respect to which Holdings files one or more state or local income tax returns requiring the payment of a tax, whether on the basis of a unitary return or a single return based upon a combined report, and the operations of the Borrowers are included in such return or returns, Holdings shall compute the Borrowers' state income tax liability in the manner provided in SECTION 3(a) and payment shall be made in the manner provided in SECTION 3(b).

          (e) ADJUSTMENTS TO THE BORROWERS' FEDERAL AND STATE INCOME TAX LIABILITY.

          (i) In the event that there is an increase or decrease in the amount determined under SECTIONS 3(a) or 3(d) for any Year (whether by amended return, examination by the IRS, carryback or net operating loss or unused credits, or otherwise), (a) in the case of an increase in the tax payable by the Borrowers, the Borrowers have agreed to promptly make a

       EX-10.28-7

payment to Holdings in an amount equal to the lesser of (1) the amount of such increase or (2) the cash amount payable by Holdings to the IRS or any state or local taxing authority as a result of such increase (together with interest and penalties imposed by the IRS or any state or local taxing authority), and (b) in the case of a decrease in the tax payable by the Borrowers, Holdings shall promptly make a payment to the Borrowers in an amount equal to the lesser of (1) the amount of such decrease or (2) the cash amount of the refund from the IRS or any state or local taxing authority received by Holdings.

          (ii) The Agent and a representative of the Borrowers shall have the right to review any adjustments determined by a taxing authority which would increase or decrease the amount determined under SECTION 3(a) or 3(d).

          (f) REFUNDS. In the event the calculation under SECTION 3(a) or 3(d) reflects that the Borrowers would be entitled to a refund for such Year, Holdings shall pay such amount to the Borrowers promptly but in any event no later than the date upon which Holdings files the income tax return for the Affiliated Group.

          SECTION 4. ERISA. Holdings shall not, and shall not permit any Related Company of any Borrower to, do any of the following to the extent such act or failure to act would singly or in the aggregate, after taking into account all other such acts or failures to act, have a Material Adverse
Effect:

          (i)  Engage in any prohibited transaction for which an exemp-

     tion is not available or has not been previously obtained from the DOL in connection with which any Borrower or any Related Company could be subject to either a civil penalty assessed pursuant to
     Section 502(i) of ERISA or tax imposed by Section 4975 of the Code;

          (ii) Permit to exist any accumulated funding deficiency (whether or not waived), as defined in Section 302 of ERISA and
     Section 412 of the Code;

          (iii) Fail to pay timely required contributions or installments due with respect to any waived funding deficiency to any Plan;

          (iv)  Fail to make any contribution or payment to any Multi-

     employer Plan which Borrower or any Related Company may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

          (v) Terminate, or permit a Related Company to terminate, any Benefit Plan which would result in any liability of any Borrower or a Related Company under Title IV of ERISA;

          (vi) Fail to pay any required installment under section (m) of Section 412 of the Code or any other payment required under
     Section 412 of the Code on or before the due date for such installment or other payment; or

          (vii) Amend any Benefit Plan resulting in an increase in current liability for the plan year such that any Borrower or a Related Company is required to provide security to such Plan under
     Section 401(a)(29) of the Code.

       EX-10.28-8

          SECTION 5. TERM. This Agreement shall remain in full force and effect until the later of (i) the payment in full and discharge of all Obligations and (ii) the termination of all financing arrangements under and in connection with the Loan Agreement (including, without limitation, any refinancing thereof).

          SECTION 6.  GENERAL.

          6.1 AMENDMENTS, WAIVERS AND CONSENTS. No amendment or waiver of any provision of this Agreement or consent to any departure by Holdings herefrom shall in any event be effective unless the same shall be in writing and signed by the Agent and Majority Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose given.

          6.2 ADDRESSES FOR NOTICE. All notices and other communications hereunder shall be given in the manner set forth in the Loan Agreement and, in the case of the Agent, to its address set forth in the Loan Agreement or, in the case of Holdings, to its address set forth below.

          6.3 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          6.4 SUCCESSORS. This Agreement shall be binding upon the parties hereto and their respective successors (including, without limitation, a receiver, transferor or debtor-in-possession of Holdings) and assigns, and shall inure to the benefit of the successors and permitted assigns of the Lenders; PROVIDED, HOWEVER, that Holdings shall not voluntarily assign or transfer any of its rights or obligations hereunder without the prior written consent of the Agent and the Majority Lenders.

          6.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

          6.6 SECTION HEADINGS AND COUNTERPARTS. The section headings herein are for convenience of reference only and shall not affect in any way the interpretation of any of the provisions hereof. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

          6.7 (A) THE PARTIES HERETO AGREE TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK SITTING IN THE CITY AND COUNTY OF NEW YORK AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN, AND AGREE THAT ANY DISPUTE CONCERNING THE RELATIONSHIP AMONG THE PARTIES HERETO OR THE CONDUCT OF ANY PARTY IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE SHALL BE HEARD ONLY IN THE COURTS DESCRIBED ABOVE.

          (B)  EACH OF THE BORROWERS AND HOLDINGS HEREBY WAIVES PERSONAL
SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF
PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO
       EX-10.28-9

HOLDINGS OR SUCH BORROWER AT ITS ADDRESS FOR NOTICE DESIGNATED HEREIN AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS, OR, AT THE AGENT'S OPTION BY SERVICE UPON HUTTON INGRAM YUZEK GAINEN CARROLL & BERTOLOTTI, 250 PARK AVENUE, 6TH FLOOR, NEW YORK, NEW YORK 10177, ATTENTION: PAULETTE KENDLER, ESQ., WHICH HOLDINGS IRREVOCABLY APPOINTS AS ITS AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS WITHIN THE STATE OF NEW YORK. IN ADDITION, THE AGENT AGREES PROMPTLY TO FORWARD BY REGISTERED MAIL ANY PROCESS SO SERVED UPON SAID AGENT TO HOLDINGS, AS THE CASE MAY BE, AT ITS ADDRESS DESIGNATED HEREIN. HOLDINGS HEREBY CONSENTS TO SERVICE OF PROCESS AS AFORESAID.

          (C) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT TO THIS AGREEMENT, IN CONNECTION HEREWITH OR IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. HOLDINGS AND THE AGENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECLARED BY COURT TRIAL WITHOUT A JURY AND THAT ANY OF THEM MAY FILE AN ORIGINAL COUNTER-

PART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (E) NOTHING IN THIS SECTION 6.7 SHALL AFFECT THE RIGHT OF THE AGENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OF AFFECT THE RIGHT OF THE AGENT TO BRING ANY ACTION OR PROCEEDING AGAINST HOLDINGS IN THE COURTS OF ANY JURISDICTION.

       EX-10.28-10


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                              GREAT DANE HOLDINGS INC.
                              2016 North Pitcher Street
                              Kalamazoo, Michigan 49007
                              Attention:  President
                              Telecopier No.: 616/343-6823


                              By:   /s/ Jay H. Harris
                                 -------------------------------------

                    with a copy of any notice to:

                              Hutton Ingram Yuzek Gainen
                                Carroll & Bertolotti
                              250 Park Avenue, 6th Floor
                              New York, New York  10177
                              Attention:  Paulette Kendler, Esq.
                              Telecopier No.:  212/907-9681


Agreed and Accepted as
of February 14, 1995:

BANKAMERICA BUSINESS
  CREDIT, INC., as Agent

By:   /s/ Ira Mermelstein
   ----------------------------
     Vice President

       EX-10.28-11


                                  SCHEDULE 1.6
                                       TO
                    AMENDED AND RESTATED AGREEMENT REGARDING
                            STOCK AND OTHER MATTERS



          100 shares of no par value common stock of GDT evidenced by certificate No. 1.

       EX-10.28-12

                                   EXHIBIT A
                                       TO
                    AMENDED AND RESTATED AGREEMENT REGARDING
                            STOCK AND OTHER MATTERS


                      LEGEND FOR GREAT DANE TRAILERS, INC.
                               STOCK CERTIFICATE


"The shares represented by this certificate are subject to the terms and provisions of an Amended and Restated Agreement Regarding Stock and Other Matters, dated as of February 7, 1995, between Great Dane Holdings Inc., and BankAmerica Business Credit, Inc., as Agent, a copy of which is on file with the Secretary of the Company, and each holder of this certificate, by acceptance of this certificate, agrees to be bound by the terms of said Agreement."